Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Archrock, Inc.’s Registration Statements No. 333-145558, No. 333-145589, No. 333-165146, No. 333-170528, No. 333-176050, No. 333-177747, No. 333-188341, No. 333-217923, and No. 333-228966 each on Form S-8, Registration Statements No. 333-159718, No. 333-232962 and No. 333-236210 each on Form S-3 and Registration Statements No. 333-141695, No. 333-176259, and No. 333-222872 each on Form S-4 of our reports dated February 21, 2020, relating to the financial statements and financial statement schedule of Archrock, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Archrock, Inc. for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 21, 2020